Yuhe International, Inc.

Yuhe International, Inc. Announces First Quarter 2011 Results

Weifang, Shandong Province, the P.R.C. May 16, 2011 - Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or the “Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People's Republic of China (the “PRC”), today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights

- Net revenue increased 128.47% year over year to $26.86 million
- Sales volume grew 102.91% year over year to 51.86 million birds
- Gross profit increased 90.41% year over year to $7.43 million
- Operating income increased 106% year over year to $6.12 million
- Net income increased 107.36% year over year to $6.07 million, or $0.30 per fully diluted share

“We are very pleased to report a strong first quarter of fiscal year 2011. ” commented Mr. Zhentao Gao, chairman and chief executive officer of Yuhe International, Inc. “While the first quarter is traditionally one of our slowest quarters in terms of sales as a result of the Chinese Lunar New Year, our year-over-year quarterly net revenue increased 128.47%, due to our successful market penetration into a wider customer base to absorb our increased production capacity. The first quarter average selling prices of our day-old broilers increased 9.81% year over year in the midst of the current inflationary marketplace. As more of our previously acquired breeder farms have begun contributing to our capacity since early 2011, we expect to continue leveraging on China’s strong broiler market and to deliver superb operational and financial results.”

First Quarter 2011 Results

Net revenue for the first quarter of 2011 increased 128.47% to $26.86 million, compared to $11.76 million for the three months ended March 31, 2010. The increase was mainly driven by the year-over-year growth of 102.91% in sales volume of day-old broilers and a year-over-year increase of 9.81% in average selling prices. For the three months ended March 31, 2011, the sales volume of day-old broilers amounted to 51.86 million birds with an average selling price of RMB 3.20 per bird, as compared to the sales volume of 25.56 million birds with an average selling price of RMB 2.91 per bird in the first quarter of 2010. The increase in sales volume of day-old broilers was a result of capacity expansion, and the increase in average unit selling price was related to the pass-through of the increased corn price in 2010. Sales of day-old broilers accounted for $25.16 million, or 93.68%, of the Company's net revenue for the first quarter of 2011.

Gross profit increased 90.41% year over year to $7.43 million, compared to $3.9 million in the same quarter last year. Gross profit margin was 27.65%, compared to 33.17% in the same quarter last year. The decrease in gross margin was mainly related to the longer off season related to the belated Chinese Lunar New Year date in 2011. The Company generally experiences an off season during the 30 to 60-day period prior to each year’s Chinese Lunar New Year. The 2011 Chinese Lunar New Year started on February 14, and most of the off season prior to the Chinese Lunar New Year occurred in January 2011. However, the 2010 Chinese Lunar New Year started on January 26, and most of the off season prior to the Chinese Lunar New Year occurred in December 2009. Therefore, the Company experienced a longer off season in the first quarter of 2011 compared to the first quarter of 2010, which resulted in the lower gross margin in the first quarter of 2011.

Operating income increased 106% to $6.12 million, compared to $2.97 million in the same period of 2010. Operating margin was 22.8%, compared to 25.30% in the same quarter of 2010.

Net income increased 107.36% to $6.07 million from $2.93 million in the same quarter last year. Fully diluted earnings per share were $0.30, compared to $0.18 in the comparable period of 2010. For the first quarter of 2010, there were 20.5 million fully diluted weighted shares outstanding compared to 16.0 million fully diluted weighted shares outstanding in the same period of the prior year.

Financial Condition

As of March 31, 2011, the Company held $42.05 million in cash and cash equivalents, as compared to $34.54 million as of year-end 2010. The Company’s working capital was $32.24 million with a 2.15 to 1 current ratio. The Company had $115.0 million in shareholders' equity compared to $107.8 million at year-end 2010. Yuhe generated $7.61 million in operating cash flow in the first quarter of 2011. The Company continues to expect its strong working capital and operating cash flow to sufficiently meet its working capital requirements for the next 12 months.

Recent Development

As of the date of this press release, the Company had officially taken possession of 13 breeder farms from its previous acquisitions conducted in December 2009 and July 2010. Of these, 11 breeder farms were taken over from Weifang Dajiang Corporation, and two breeder farms were taken over from Liaoning Haicheng Songsen Stock Farming and Feed Co., Ltd. .

2011 outlook

Given the expected strong day-old broiler market in 2011 and the fact that the capacity ramp-up from the previous acquisitions will continue to contribute to the Company’s sales volume of day-old broilers throughout 2011, the management of Yuhe International remains confident in the Company’s capability to generate strong operational and financial results in 2011.

The management reiterates its previously issued guidance for 2011 of production volume totaling 250 million day-old broilers and net income of between $33 million and $36 million.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Daylight Time on Monday, May 16, 2011, to discuss the financial results for its first quarter ended March 31, 2011. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time. Conference ID # 63557204

USA Toll-free: 18662421388
China Toll-Free: 4006988166
International Dial-In: + 61288236760

A replay of the conference call will be accessible within 24 hours via Yuhe's website at:
http://www.yuhepoultry.com/newEbiz1/EbizPortalFG/portal/html/luyin.html

About Yuhe International, Inc.
Yuhe International, Inc. is one of the largest day-old broiler producers in China. Founded in 1996, the Company operates in the middle of the commercial broiler chicken supply chain, where it purchases parent breeding stock from breeder farms, raises them to produce hatching eggs, and hatches the eggs to live day-old broilers, which are then sold through 38 distributors to its end-users, such as integrated chicken companies and broiler raisers. Headquartered in Weifang, Shandong province, the Company has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., the latter of which largely supplies the Company's internal demand for chicken feed. Currently, the Company has approximately 1600 employees with 43 breeding farms and 3 hatchery facilities. Approximately 90% of the Company’s current sales are in the Shandong province with a customer base across 10 Provinces in China. The Company has passed ISO9001 certification and operates imported state-of-the-art equipment, adhering to the international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement
This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact Information:

Yuhe International, Inc.
www.yuhepoultry.com
Ms. Serena Wu
Investor Relations Manager
+1 (646) 502-8625
Email: serena.wu@yuhepoultry.com

Mr. Vincent Hu
Chief Financial Officer
Email: vincent.hu@yuhepoultry.com

- FINANCIAL TABLES FOLLOW-

TABLE 1
YUHE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,045,179	$34,541,658
Accounts receivable, net of allowances of $20,576 and $20,446	-	-
Inventories	17,590,716	13,004,698
Advances to suppliers	629,399	329,190
Deferred tax assets	8,581	8,527
Total current assets	60,273,875	47,884,073

Plant and equipment, net	37,541,162	34,588,401
Deposits paid for acquisition of long term assets	30,765,399	33,921,510
Notes receivable, net and other receivable, net	2,775,826	3,454,787
Intangible assets, net	1,726,894	1,726,082
Investment in direct financing lease	271,753	262,440
Long term prepaid rent	9,640,575	9,356,843
Total assets	$142,995,484	$131,194,136

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,134,181	$5,757,951
Other payable	1,089,958	1,053,626
Short term borrowings	11,765,422	11,691,219
Accrued expenses and payroll related liabilities	4,174,770	2,934,296
Advances from customers	1,258,277	1,380,852
Other taxes payable	160,736	155,172
Loan from director	304,409	302,489
Other liabilities	149,801	148,856
Total current liabilities	28,037,554	23,424,461

Total liabilities	28,037,554	23,424,461

YUHE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Continued)
(Stated in US Dollars)

Stockholders' Equity
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding		-
Common stock, $.001 par value, 500,000,000 shares authorized, 20,249,563 and 20,249,563 equivalent shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	20,249	20,249
Additional paid-in capital	115,433,587	115,021,623
Retained earnings (deficit)	(4,951,249)	(11,020,553)
Accumulated other comprehensive income	4,455,343	3,748,356
Total stockholders’ equity	114,957,930	107,769,675

Total liabilities and stockholders’ equity	$142,995,484	$131,194,136

The accompanying notes are an integral part of the unaudited consolidated financial statements.

TABLE 2

YUHE INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
(Stated in US Dollars)

	For The Three Months Ended
	March 31
	2011	2010

Net revenue	$26,861,054	$11,756,917

Cost of revenue	(19,434,321)	(7,856,562)

Gross profit	7,426,733	3,900,355

Operating Expenses
Selling	(284,104)	(110,947)
General and administrative expenses	(1,026,474)	(820,516)

Total operating expenses	(1,310,578)	(931,463)

Income from operations	6,116,155	2,968,892

Non-operating income (expenses)
Interest income	39,441	58
Other income (expenses)	60,446	10,989
Investment income	-	15,612
Interest expenses	(143,715)	(65,950)

Total other income (expenses)	(43,828)	(39,291)

Net income before income taxes	6,072,327	2,929,601
Income tax expenses	(3,023)	(2,601)

Net income	$6,069,304	$2,927,000

Other comprehensive income
Foreign currency translation	706,987	8,875
Comprehensive income	$6,776,291	$2,935,875

Earnings per share
Basic	$0.30	$0.19
Diluted	$0.30	$0.18

Weighted average shares outstanding
Basic	20,249,563	15,735,773
Diluted	20,464,978	16,056,599

TABLE 3
YUHE INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

	For The Three Months Ended
	March 31
	2011	2010
Cash flows from operating activities
Net income	$6,069,304	$2,927,000
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	179,712	179,608
Depreciation	788,670	553,496
Amortization	10,114	16,397
Amortization of unearned rental income	(7,626)	(8,104)
Capitalized interest in construction in progress	(100,071)	(206,063)
Income from unlisted investment	-	(15,612)
Loss on disposal of fixed assets	-	176
Changes in operating assets and liabilities:
Advances to suppliers	(61,891)	2,489
Inventories	(4,490,288)	(1,706,572)
Deferred tax assets	-	2,601
Other receivable	696,321	-
Long term prepaid rent	71,358	26,273
Accounts payable	3,329,911	(54,403)
Other payable	29,658	115,430
Accrued expenses and payroll related liabilities	1,221,491	198,272
Advances from customers	(130,955)	(23,172)
Other taxes payable	4,566	1,839

Net cash provided by operating activities	7,610,274	2,009,655

Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(581,617)	(332,155)
Advance to notes receivable	2,509	-
Repayment of notes receivable	-	(16,357)

Net cash used in investing activities	(579,108)	(348,512)

Cash flows from financing activities
Proceeds from common stock sale	232,252	-

Net cash flows provided by financing activities:	232,252	-

YUHE INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

Effect of foreign currency translation on cash and cash equivalents		240,103		2,275

Net increase in cash		7,503,521		1,663,418

Cash- beginning of period		34,541,658		14,047,147

Cash- end of period		$42,045,179		$15,710,565

Cash paid during the period for:
Interest paid		$243,786		$231,576
Income taxes paid	$		$

Supplemental disclosure
Transfer from construction in progress to fixed assets		$4,400,018		$-
Transfer from advances to suppliers and deposit paid for acquisition of long term assets to fixed assets		$1,694,978		$-
Transfer from deposit paid for acquisition of long term assets to long term prepaid rent		$295,046		$-
[Cashless exercise of 142,816 warrants]		$-		$87